Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
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Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. (PMI) PRESENTS AT THE 2020 DEUTSCHE BANK GLOBAL CONSUMER CONFERENCE

NEW YORK, June 11, 2020 – Philip Morris International Inc.’s (NYSE: PM) Chief Operating Officer, Jacek Olczak, and Chief Financial Officer, Emmanuel Babeau, address investors today at the Deutsche Bank Global Consumer Conference.
The presentation and Q&A session will be conducted in a virtual format, beginning at approximately 7:00 a.m. Eastern Time. A live audio call for the entire PMI session will be held in a listen-only mode. Investors and other parties may register for the call at www.pmi.com/2020deutschebank, in order to receive dial-in instructions and numbers. Presentation slides will be available on the same site.
An archived copy of the call will be available at www.pmi.com/2020deutschebank until 5:00 p.m. Eastern Time on Friday, July 10, 2020. The archived call can also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp.
2020 Second-Quarter Forecast
The company is on-track to deliver second-quarter reported diluted EPS toward the upper end of its previously communicated range of $1.00 to $1.10, provided on Tuesday, April 21st. The forecast includes an unfavorable currency impact, at prevailing exchange rates, of approximately $0.07 per share, compared to an unfavorable impact of approximately $0.12 per share, communicated previously.
The forecast assumes a currency-neutral net revenue decline – wholly attributable to COVID-19-related factors – around the high end of the company’s previously communicated decline range of 8% to 12%. This primarily reflects industry cigarette volume declines at the high end of our initial estimates due to stricter or longer lockdowns in certain Latin America and EU markets during April and May. We have observed, however, better-than-anticipated IQOS performance and, in recent weeks, signs of recovery for combustible products.
The forecast also assumes no disruption in the company's ability to supply its customers, based on its current operations and inventory levels.
Until PMI is able to estimate the full-year 2020 impact of COVID-19 on its business with greater certainty, the company plans to continue providing quarterly forecasts on a one quarter forward basis, with the exception of the following items forecasted for the full year:

•	capital expenditures of approximately $0.7 billion, compared to approximately $0.8 billion disclosed previously; and

•	an effective tax rate of approximately 23%, subject to changes in full-year earnings mix.
The company will issue its 2020 second-quarter results on Tuesday, July 21st.
The forecasts in this press release exclude the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates, further developments related to the U.S. Tax Cuts and Jobs Act, further developments pertaining to the judgment in the two Québec Class Action lawsuits and the Companies’ Creditors Arrangement Act (CCAA) protection granted to RBH, any unusual events, and any COVID-19-related developments different from the assumptions set forth in the company's forecasts.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
Forward-Looking and Cautionary Statements
The presentation, related discussion and this press release contain projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended March 31, 2020. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
The COVID-19 pandemic has created significant societal and economic disruption, and resulted in closures of stores, factories and offices, and restrictions on manufacturing, distribution and travel, all of which will adversely impact our business, results of operations, cash flows and financial position during the continuation of the pandemic. Our business continuity plans and other safeguards may not be effective to mitigate the results of the pandemic.

While much of the COVID-19 pandemic and its effect on our business is still unknown, currently, significant risks include our diminished ability to convert adult smokers to our RRPs as store closures preclude in-person guided trials, significant volume declines in our duty-free business and certain other key markets, disruptions or delays in our manufacturing and supply chain, increased currency volatility, and delays in certain cost saving, transformation and restructuring initiatives. Our business could also be adversely impacted if key personnel or a significant number of employees or business partners become unavailable due to the COVID-19 outbreak. The significant adverse impact of COVID-19 on the economic or political conditions in markets in which we operate could result in changes to the preferences of our adult consumers and lower demand for our products, particularly for our mid-price or premium-price brands. Continuation of the pandemic could disrupt our access to the credit markets or increase our borrowing costs. Governments may temporarily be unable to focus on the development of science-based regulatory frameworks for the development and commercialization of RRPs or on the enforcement or implementation of regulations that are significant to our business. In addition, messaging about the potential negative impacts of the use of our products on COVID-19 risks may lead to increasingly restrictive regulatory measures on the sale and use of our products, negatively impact demand for our products, the willingness of adult consumers to switch to our RRPs and our efforts to advocate for the development of science-based regulatory frameworks for the development and commercialization of RRPs.
The impact of these risks also depends on factors beyond our knowledge or control, including the duration and severity of the outbreak and actions taken to contain its spread and to mitigate its public health effects, and the ultimate economic consequences thereof.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products and associated electronic devices and accessories, and other nicotine-containing products in markets outside the United States. In addition, PMI ships a version of its IQOS Platform 1 device and its consumables authorized by the U.S. Food and Drug Administration to Altria Group, Inc. for sale in the United States under license. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free IQOS product portfolio includes heat-not-burn and nicotine-containing vapor products. As of March 31, 2020, PMI estimates that approximately 10.6 million adult smokers around the world have already stopped smoking and switched to PMI's heat-not-burn product, available for sale in 53 markets in key cities or nationwide under the IQOS brand. For more information, please visit www.pmi.com and www.pmiscience.com.